Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ViaSat, Inc. of our report dated May 23, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ViaSat, Inc.’s Annual Report on Form 10-K for the year ended March 28, 2008.
/s/ PricewaterhouseCoopers LLP
October 1, 2008